As filed with the Securities and Exchange Commission on February 4, 1999
                          Registration No. 333-68811

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                SGI INTERNATIONAL
             (Exact name of Registrant as specified in its charter)

         Utah                                             33-0119035
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                       Identification No.)

               1200 Prospect Street, Suite 325, La Jolla, CA 92037
                     TEL (619) 551-1090 / FAX (619) 551-0247
      (Address, including zip code, telephone number and facsimile number, including area code, of registrant's principal executive offices)

                    Joseph A. Savoca, Chief Executive Officer
                            and Chairman of the Board
                                SGI International
                 1200 Prospect Street, Suite 325, La Jolla, CA 92037
                                 (619)551-1090
                    (Name, address, including zip code, and
             telephone number, including area code, of agent for service)

                                   Copies to:
                               FISHER THURBER LLP
                          TIMOTHY J. FITZPATRICK, ESQ.
                              DAVID A. FISHER, ESQ.
                        4225 Executive Square, Suite 1600
                             La Jolla, CA 92037-1483
                               Tel. (619) 535-9400
                               Fax (619) 535-1616


  Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement has become effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 the Securities Act, check the following box. X
     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box:
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. X



                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                    Proposed Maximum        Proposed Maximum
   Title of each class of        Amount to be        Offering Price        Aggregate Offering        Amount of
Securities to be registered   registered (1)(2)(3)    per Unit (2)             Price (2)          Registration Fee
----------------------------- ------------------- ---------------------- ----------------------- -------------------
Common Stock, no par value,
which may be sold by
selling shareholders               132,079                        $0.35                 $46,228              $12.85
----------------------------- ------------------- ---------------------- ----------------------- -------------------
Common Stock, no par value,
underlying outstanding
Convertible Preferred Stock
                                  12,518,491                      $0.35              $4,381,472           $1,218.05
----------------------------- ------------------- ---------------------- ----------------------- -------------------
Common Stock, no par value,
outstanding underlying
Warrants                             755,000                      $0.35                $264,250              $73,46
============================= =================== ====================== ======================= ===================

TOTAL                                                                                                     $1,304.36

============================= =================== ====================== ======================= ===================

(1) Includes 12,518,491 shares issuable upon conversion of the Series 98-C Preferred Stock, 610,000 shares issuable upon exercise of the warrants issued in connection with the 97-E exchange offering to existing accredited investors, 145,000 shares issuable upon exercise of the warrants issued in connection with the Series 98-C Preferred Stock and 132,079 shares of outstanding restricted Common Stock. For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, the Company calculated 200% of the number of shares of Common Stock that would be issuable upon conversion if all of the registrable securities underlying the Series 98-C Preferred Stock were converted five days prior to filing of this Registration Statement. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of Common Stock as may become issuable upon conversion of or in respect of the Company's Series 98-C Preferred Stock, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices).

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices of the Registrant's Common Stock on December 7, 1998, as reported by the OTC Bulletin Board.

(3) No sales of securities will be conducted by Registrant. Registrant will, however, pay expenses of the offering.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THIS REGISTRATION STATEMENT SHALL THEREFORE BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  Subject to Completion dated February 4, 1999

PROSPECTUS
                                SGI INTERNATIONAL
                        13,405,570 Shares of Common Stock

This Prospectus relates to 13,405,570 shares of common stock (plus an indeterminate number of additional shares of common stock relating to certain antidilution rights of preferred stock) of SGI International. These shares are all being offered by stockholders of SGI, not by SGI directly. These stockholders of SGI may offer these shares from time to time in transactions on the OTC Bulletin Board (or any other exchange or automated quotation system in which our common stock may then be listed) or in privately negotiated transactions. These sales may take place at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. 12,518,491 of the shares may be issuable upon conversion of 1,570 shares of Series 98-C convertible preferred stock, 755,000 of the shares are issuable upon exercise of warrants, and 132,079 shares of outstanding common stock are registered for resale by the stockholders of SGI. The shares were issued in private placement transactions exempt from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) of that act. See "Selling Security Holders" beginning on page 15 and "Plan of Distribution" beginning on page 21.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders except for proceeds received, if any, from the exercise of warrants. We will, however, pay all expenses incurred in registering the shares, but each selling stockholder will be responsible for all selling and other expenses incurred by him or her.

Our common stock is quoted on the OTC Bulletin Board under the symbol "SGII". On January 29, 1999, the closing price of the common stock on the OTC Bulletin Board was $0.315.

INVESTING IN SGI COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

The selling stockholders and any broker executing selling orders on behalf of the selling stockholders may be deemed to be underwriters within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

             NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
             OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED
              OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS
               IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.



          THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION
         STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS
       EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES
          AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY
                 STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                The date of this Prospectus is February 4, 1999

 In this Prospectus, the "Company", "SGI", "we", "us", and "our" refers to
                               SGI International.

                       WHERE YOU CAN FIND MORE INFORMATION

SGI files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect and copy the Registration Statement on Form S-2 of which this Prospectus is a part, as well as reports, proxy statements and other information filed by SGI at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York, 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 upon payment of the prescribed fees. Please call the Commission at 1-800-SEC-0330 for further information regarding the operations of its public references rooms. The Commission also maintains a World Wide Web site at http:\\www.sec.gov that contains reports, proxy and information statements and other information regarding registrants (like SGI) that file electronically with the Commission.

SGI has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-2 under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows this Prospectus to "incorporate by reference" certain other information that SGI files with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the Commission will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we have sold all of the securities that we have registered.

 (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
 (2) Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March
     31, June 30, and September 30, 1998.
 (3) Our Current Reports on Form 8-K filed January 23, 1998.
 (4) The description of our common stock offered hereby contained in the Company's Registration Statement on Form 8-A.
 (5) Our Proxy Statement dated May 12, 1998.

We will provide, without charge, to each person, including any beneficial owner, who receives a copy of this Prospectus, a copy of our Form 10-K/A Annual Report for the year ended December 31, 1997, and a copy of the Form 10-Q for the quarter ended September 30, 1998. Also, if you request the above information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference in the registration statement of which this Prospectus is a part. Requests for such information should be in writing to 1200 Prospect Street, Suite 325, La Jolla, California 92037, Attn:
Chief Financial Officer or by telephone at (619) 551-1090.

                           FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this Prospectus (and in the documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of our operations. Also, when we use such words as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that an investment in our securities involves substantial risks and uncertainties that could affect our future financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus.
It is not complete and may not contain all of the information you should consider before investing in the Common Stock. You should read the entire Prospectus carefully, including the "Risk Factors" section and the financial statements which are incorporated by reference and the notes to these financial statements.

                                   The Company

We are in the business of developing and marketing energy-related technologies. We are developing two principal technologies, the LFC Process and the OCET Process. The LFC Process is intended to convert and upgrade low-rank coal to provide a more cost-effective and less environmentally damaging fuel source for producing power than existing low-rank coal. The LFC Process produces two products called process derived fuel ("PDF") and coal derived liquids ("CDL") which are alternative fuels. The OCET Process is designed to deasphalt crude oil and resid produced in oil refining to increase the efficiency of crude oil refineries. Resid is the residue remaining after processing crude oil in a refinery to produce liquid fuels and lubricants.

The LFC Process is owned by the TEK-KOL Partnership. The TEK-KOL Partnership is a partnership that consists of the Company and Bluegrass, a subsidiary of Zeigler Coal Holding, Inc. We terminated the TEK-KOL Partnership effective November 11, 1998, and we are in the process of dissolving and winding up the partnership affairs. The TEK-KOL Partnership assets will be divided upon termination, and we then will own a 50% undivided interest in all intangible assets, including the patents and intellectual property. On termination we have the exclusive worldwide right to market and license the LFC Process through April 12, 2000. After April 12, 2000, the Company and Bluegrass each have the right to market and license the LFC Process.

TEK-KOL has issued three licenses for the LFC Process which include a license issued by TEK-KOL to Shell Mining Company for the LFC Process demonstration plant in Wyoming (the "Demonstration Plant"), a license issued to us, and a non-exclusive license we granted to Rosebud Energy Corporation. The Demonstration Plant became fully operable in 1995 and was built to demonstrate the validity of the LFC Process. The LFC Process was used to produce PDF and CDL, for test burning, at the Demonstration Plant and produced test material until the third quarter of 1997 when the Demonstration Plant suspended operations. The Demonstration Plant produced approximately 114,900 tons of PDF and 116,100 barrels of CDL, and shipped over 83,500 tons of PDF to seven electric utilities in six states, and 104,000 barrels of CDL to eight industrial users in seven states.

We believe the operations of the Demonstration Plant have provided critical design data and engineering parameters to assist in commercial scale development of the LFC Process. The LFC Process has not yet been used on a commercial scale basis and additional development and testing will be necessary to verify its value on a large scale commercial basis. Since the Demonstration Plant suspended operations, we have been pursuing a number of strategies, including buying the Demonstration Plant, finding a partner to build another LFC Process plant, or marketing the LFC Process without a demonstration plant.

The principal markets for the LFC Process are electric utilities, coal producers, steel companies and foreign governments or agencies. We intend to license the LFC Process instead of building and operating our own LFC Process plants because of the estimated $100 million - $500 million in costs and the several years required to construct and operate an LFC Process plant. The Company signed a Letter of Intent with Mitsubishi Heavy Industries, Ltd. ("Mitsubishi") on August 6, 1998, which proposes forming a joint venture or other arrangement to market and license the LFC Process. While we and Mitsubishi have produced draft documents relating to a proposed joint venture, no agreements have been signed to date. We cannot assure you that we will enter into any joint venture or license agreements for the LFC Process with Mitsubishi or any other party or, if we do, that it will generate any revenue or profits for us.

We also have a wholly-owned subsidiary, Assembly and Manufacturing Systems, Inc. ("AMS"), which designs and produces custom automated assembly equipment. The principal market for AMS products include the biomedical, automotive, electronics and computer industries. AMS provided 93% and 99% of our gross revenues for the fiscal years ended December 31, 1996, and 1997, respectively. While AMS has provided almost all of our gross revenues, our principal business is the development and commercializing of the LFC Process and the OCET Process.


The Offering

Shares offered by the selling stockholders             13,405,570

Shares to be outstanding after the offering(1)(2)      34,110,958

OTC Bulletin Board Symbol                              SGII

Use of Proceeds                                        We will not receive any proceeds from the conversion of
                                                       the preferred stock and the sale of the underlying
                                                       common shares or from the sale of the 132,079 shares of
                                                       common stock. If any of the warrants are exercised, we
                                                       intend to use the proceeds for working capital and
                                                       general corporate purposes.

Risk Factors                                           For a discussion of certain risks you should consider
                                                       before buying the common stock, see "Risk Factors."




(1) Includes: (i) up to 12,518,491 shares of Common Stock issuable upon conversion of the Series 98-C Preferred Stock; (ii) 610,000 shares of Common Stock issuable upon exercise of the warrants issued in connection with the 97-E exchange offering; (iii) up to 145,000 shares of Common Stock issuable upon exercise of the warrants issued to the Series 98-C Preferred Stock investors; and (iv) 132,079 shares of outstanding restricted Common Stock.

(2) Does not include: (i) 2,000,000 shares of Common Stock reserved for issuance under the Company's stock-based compensation plans of which options to acquire 1,117,000 shares have been granted as of the date of this Prospectus; (ii) 4,291,275 shares of Common Stock issuable upon exercise of other outstanding warrants not registered herein; (iii) up to 4,859,792 shares of Common Stock issuable upon conversion of various series of outstanding Preferred Stock not registered herein; and (iv) up to 10,150,460 shares of Common Stock reserved for issuance upon conversion of outstanding convertible debentures not registered herein.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of, the end of the years in the five-year period ended December 31, 1997, are derived from the audited consolidated financial statements of the Company. The selected data presented below as of and for the nine months ended September 30, 1998, and 1997, are derived from the unaudited consolidated financial statements of the Company. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair statement of the financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. The data set forth below should be read in conjunction with the Reports of Independent Public Accountants on the consolidated financial statements, which contain a paragraph discussing factors that raise substantial doubt as to the Company's ability to continue as a going-concern, "Management's Discussion and Analysis of Financial Condition and Results of Operation," and the consolidated financial statements and the related notes thereto which are incorporated by reference in this Prospectus.


                           Nine Months ended
                             September 30,                             Years ended December 31,
                         _____________________      ____________________________________________________________
                           1998         1997         1997         1996          1995          1994         1993
                           ====         ====         ====         ====          ====          ====         ====
Statement of
Operations Data:

Revenues                $3,731,470   $3,809,650   $5,322,724   $4,244,268       900,306(1)   $ 552,503    $ 809,910

Net loss                (4,134,357)  (3,946,944)  (5,708,302)  (4,259,365)   (6,824,940)(1) (5,844,121)  (6,116,388)

Imputed Dividends(2)     1,434,891      381,073      770,226           --            --            --          --

Net Loss Applicable
to Common Stock         (5,569,248)  (4,328,017)  (6,478,528)  (4,259,365)   (6,824,940)   (5,844,121)  (6,116,388)

Net Loss Per Common
Share - Basic                (0.42)       (0.63)       (0.88)       (0.80)        (2.46)(1)     (3.02)       (3.62)

Weighted Average
Common Shares
Outstanding             13,123,331    6,851,470    7,324,953    5,357,010     2,774,084     1,933,032    1,691,675

Balance Sheet Data:

Current Assets          $1,469,242   $2,049,434   $1,648,745   $2,295,167     $ 944,910     $ 717,406   $1,331,381

Working Capital
Deficiency              (4,662,305)  (4,976,751)  (4,284,559)  (4,015,187)   (2,369,079)   (3,348,255)    (917,979)

Total Assets             5,017,544    6,177,973    5,590,445    6,628,678     6,592,086     8,198,362    9,240,338

Long-Term Debt
(Excluding
Current Portion)           107,125      116,625      114,250      123,750     4,631,250     3,575,835    4,637,997

Stockholders' Equity
(Deficiency)            (1,221,128)    (964,837)    (457,109)     194,574    (1,629,578)      556,866    2,350,981



(1) The Company acquired AMS effective October 30, 1995. AMS recorded revenue of $867,000 and income from operations of $238,000 for the period October 31, 1995 through December 31, 1995.

(2) No dividends have been declared since inception.

                                  RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

This Prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Prospectus.

Historical Losses; Probable Future Losses

We have had a net loss in every year since we were incorporated in 1980. As of September 30, 1998, we had an accumulated deficit of approximately $54.5 million and a working capital deficiency of approximately $4.7 million. Our operations may result in substantial and continuing losses in the future. We have only generated limited revenue from our principal business which is the LFC Process. Almost all of our recent revenues have been provided by AMS, our principal subsidiary. AMS provided 99% of our gross revenues for the year ended December 31, 1997, and 93% of the gross revenues for the year ended December 31, 1996.

To achieve profitability, we must, among other things, successfully complete development of the LFC Process and license the LFC Process to third parties who will operate an LFC Process plant on a commercial scale. Accordingly, we cannot assure you that we will be able to achieve profitability at all or on a sustained basis.

Substantial Debt

We have substantial debt and debt service obligations. On September 30, 1998, we had approximately $4.4 million in debt which is due on September 30, 1999. The debtholders have a right to convert this debt into equity which may occur prior to September 30, 1999. Other than this, we have no procedures in place to retire any of the debt prior to the due date. Absent conversions into equity, unless we receive substantial additional financing or can extend or convert the debt, based on current operations, we may not be able to pay the principal or interest payments on our debt. If we can't pay or refinance our debts, we may be unable to continue in business. We cannot assure you that we will receive enough funding to pay our debts, or that we will be able to refinance or convert our debts before or when they become due.

Substantial Capital Requirements

We must raise substantial additional financing to market our proposed LFC Process and OCET Process, to conduct research and development and to pay our debt obligations. During the next year, we must pay our LFC related obligations of up to $500,000 and approximately $4.4 million on our debt. We do not currently have the funds available to pay these obligations. Based on past operations and funding activities, we typically have on average three months worth of operating capital available.

We intend to raise the funds necessary for these expenses through selling equity or debt securities, or by executing one or more strategic partnerships, licenses or other similar transactions. We have no commitments for any additional financing and we cannot assure you any additional financing will be available on acceptable items. If additional financing is not available, we may be required to reduce or suspend operations, seek to sell our assets or sell securities on favorable terms. Our $400,000 line of credit is secured by collateral and we are uncertain we can obtain additional bank financing in the near term. Our future financing requirements will be affected by numerous factors including results of LFC Process and OCET Process tests, research and development results and competitive and technological factors.

TEK-KOL Partnership Termination

In May 1998 we unilaterally terminated the TEK-KOL Partnership Agreement (the "TEK-KOL Agreement") effective November 11, 1998. We and Bluegrass are in the process of dissolving this partnership and winding up all partnership affairs. The TEK-KOL Agreement provides that all tangible assets will be sold when the partnership is dissolved. Also, each party will receive on dissolution an undivided fifty percent interest in all intangible assets and intellectual property including the patents and trade secrets. We have an exclusive worldwide license to market and license the LFC Process through April 12, 2000. After April 12, 2000, both the Company and Bluegrass each have the right to market and license the LFC Process.

Royalties, if any, earned on licenses we may enter into through April 12, 2000, will be divided 80% to us and 20% to Bluegrass for 10 years from the date the TEK-KOL Partnership is dissolved. After our exclusive license period ends on April 12, 2000, royalties are divided equally between us and Bluegrass for 10 years after the date of dissolution. Royalties, if any, received after 10 years from the date of dissolution are wholly retained by the licensor. The Company and Bluegrass must fund the TEK-KOL Partnership until it is dissolved, which must be done by November 11, 1999. The termination of the TEK-KOL Agreement may make marketing and licensing the LFC Process more difficult and may have a material adverse impact on our business and operations.

No Established Markets for Either LFC Process or OCET Process Products

While we believe a market will develop in the United States and abroad for LFC Process and OCET Process products, no market for these products currently exists. We must establish and develop a market for the LFC Process products among potential customers such as electric utility companies and industrial coal users and for the OCET Process by oil refineries and others. The market viablility of the LFC Process won't be known until third parties such as large electric utilities or coal mining companies construct and operate commercial scale facilities which produce PDF and CDL. Until all components of the LFC Process and OCET Process are completed, which is expected to take additional time, money and testing, we may not be able to license parties to build and/or operate either an LFC Process or an OCET Process plant.

Demonstration Plant Operations Suspended

Bluegrass, formerly the SMC Mining Company, was our sole partner in the TEK-KOL Partnership which owned the LFC Process. Bluegrass is a wholly-owned subsidiary of Zeigler Coal Holdings. The Encoal Corporation is a wholly-owned subsidiary of Bluegrass. AEI Resources Inc. acquired all the assets of Zeigler Coal
Holding Company on September 2, 1998, which includes Bluegrass. Encoal is the licensee of an LFC Process license from TEK-KOL, and is the owner of the Demonstration Plant. Encoal constructed and operated the Demonstration Plant pursuant to an agreement with the U.S. Department of Energy. The Demonstration Plant was built to demonstrate the LFC Process, and has produced and shipped PDF and CDL. Encoal suspended the operations of the Demonstration Plant in the fourth quarter of 1997 and has not restarted operations since that date.

The termination of the TEK-KOL Partnership Agreement in May 1998 could result in the permanent suspension of Demonstration Plant operations. The suspension of operations of the Demonstration Plant may have a material adverse impact on our ability to market and license the LFC Process and therefore on our business and operations.

Limited Licenses for LFC Process; No Licenses for OCET Process

TEK-KOL, which owns the LFC Process, has issued three license agreements for the LFC Process. The three current licenses for the LFC Process are expected to generate nominal revenues in the near future. There can be no assurance we will successfully market, license or sell either the LFC Process or the OCET Process. We will be dependent upon third parties to finance the construction, development and operation of plants using the LFC Process and the OCET Process. We do not have any license agreements for the use of the OCET Process as the OCET Process is in the development stage.

Dependence on Others

We do not presently have adequate capital, experience, resources or personnel to finance, design, engineer, construct and operate an LFC Process or OCET Process production plant. Therefore, we will be dependent on entering into agreements with third parties to provide such financial participation and services for both the LFC Process and OCET Process. We believe it would require $100-$500 million or more, several years of construction and expertise in major plant development and operations to develop, construct and operate the first commercial LFC Process plant. We cannot assure you we will enter into any agreement with any third parties, or even if such agreements are entered into that they will be successful or profitable. If we are not successful in our attempts to license the LFC Process and/or the OCET Process it will have a material adverse impact on our business and operations.

Dilutive Effects of Outstanding Securities

We have a substantial number of options, warrants and other convertible securities which are outstanding. The exercise of the options and warrants or the conversion of a significant number of the convertible securities could result in substantial additional dilution to our existing shareholders. As long as such options, warrants or convertible securities are outstanding, our ability to obtain equity capital on favorable terms may be adversely affected. Several of our outstanding series of convertible preferred stock are convertible into a variable number of shares of common stock pursuant to a formula which results in the holders receiving more shares of common stock the lower the trading price of our common stock.

Conversion of some of our preferred stock and the resale of the common stock could result in a lower market price for our securities. Such conversions could also result in other holders of our convertible securities receiving more shares of common stock resulting in even greater potential dilution. As of December 7, 1998, if all of the convertible preferred stock outstanding was converted, we would issue approximately 11.6 million additional shares of common stock, representing approximately 36% of our total outstanding shares of common stock.

Going Concern Assumption

The reports of our independent auditors on our financial statements for December 31, 1997, 1996 and 1995 contain an explanatory paragraph indicating that our recurring operations losses, working capital deficiencies and certain other matters raise substantial doubt about our ability to continue as a going concern. We will require substantial additional funding in the future, and our independent auditors' report on our future financial statements may include a similar explanatory paragraph if we are unable to raise sufficient funds or generate sufficient cash from operations to cover our cost of operations. The statements by our independent accountants may have a material adverse affect on our ability to raise money or enter into agreements to commercialize the LFC Process or the OCET Process and therefore may materially adversely affect our business, financial condition and results of operations.

Liquidity of Trading Market; Penny Stock

Shares of our common stock are quoted on the OTC Bulletin Board system. This over-the-counter market on an electronic bulletin board generally supports quotations for securities of companies that do not meet the Nasdaq Small Cap Market listing requirements. As a result, investors may find it more difficult to dispose of, or to obtain accurate price quotations of, our common stock than they would if our common stock were quoted on the Nasdaq Small Cap Market. In addition, quotation on the OTC Bulletin Board depends on the willingness of broker-dealers to make a market in our common stock. We cannot assure you that our common stock will continue to be so quoted or that there will continue to be a market for buying and selling our common stock. Our common stock is also subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Such rules may discourage the ability or willingness of broker-dealers to sell and/or make a market in our common stock.

Target Market for LFC Process Plant Products

We believe the potential market for the processed coal to be produced by future LFC Process plants includes utilities, independent power producers, certain manufacturers of steel using new technologies, and other industrial enterprises which use coal, both in and outside of the United States. The potential market for the coal-derived liquid fuels includes industrial fuel users, refineries and makers of chemical products in the United States and foreign countries. Our ability to market the LFC Process to these markets will be dependent upon various factors, including the user's current and future commitment to coal or oil based energy, changes in the cost of delivered coal and oil, and the difference between the costs of coal generated power versus other energy sources.

Sources which may compete with the LFC Process include natural gas and petroleum based products, hydroelectric, solar, wind, geothermal, waste heat, solid waste and nuclear power generation facilities. Our ability to market the LFC Process will also be affected by regulatory efforts to reduce acid rain and other emissions; regulatory incentives to utilize coal based energy sources; and the reliability and cost effectiveness of LFC Process plant products relative to gas and other energy sources currently existing or developed in the future. We cannot assure you that future LFC Process plant products will achieve market acceptance at any level sufficient to provide profits to us.

Dependence on U.S. Regulations of Air Emissions

We believe a significant factor which assists in creating demand for the LFC Process in the United States is the Clean Air Act, as amended. The Clean Air
Act specifies certain air emission requirements for electric utility companies and industrial fuel users which are potential markets for the LFC Process, and we believe these requirements could be fully or partially met through the use of our LFC Process. A full or partial repeal of the Clean Air Act could weaken or eliminate demand for the LFC Process and could have a material adverse impact on our business and operations.

Competition and Technology Obsolescence

The principal market for LFC Process products is the energy industry, which is intensely competitive. Many utility companies, coal companies and other companies are engaged in research to clean or convert coal into a less polluting and more efficient fuel or other commercial products. Many of our competitors have substantially greater financial, technical and human resources than us and may be better equipped to develop, test and license coal related technologies. In addition, some of these companies have extensive experience in operating coal technology plants. These companies may develop and introduce coal related technologies competitive with or superior to our LFC Process prior to any market acceptance for the LFC Process or other technologies developed by us or our affiliates.

We expect that LFC Process product competition will be based, among other things, on how economically, if at all, the LFC Process coal products can be produced, their quality, compliance with environmental standards, transportation costs, government incentive programs, comparison to energy generating alternatives, and the strength of any patents on the LFC Process or other potential technologies.

The automation assembly industry within which AMS competes is highly competitive. Competition is based primarily on price, the speed and quantity of products produced, timely delivery, product quality, safety, product innovation and assistance in marketing and customer service. AMS competes with at least 85 other companies in the automation assembly business. Many of AMS's competitors are substantially larger and more diversified, and have substantially greater financial and marketing resources than AMS. We cannot assure you AMS will be able to compete successfully.

Patents and Intellectual Property

Patents and other proprietary rights are very important to our success and competitive position. We have three patents issued and one additional patent pending in the U.S. for the LFC Process and two patents issued for the OCET Process. We also have foreign counterparts for certain of these patent applications. We cannot assure you that any of the pending patent applications will be issued or, if issued, will provide meaningful protection or not be challenged or invalidated. Any patents obtained will be for a limited time, generally not exceeding 17 years from the date of issuance or 20 years from the date of filing.

We seek to protect our patents and other proprietary rights, but these actions may be inadequate to protect our patents and other proprietary rights or to prevent others from claiming violations of their patents and other proprietary rights. Any claims, with or without merit, against our patents and proprietary technology would subject us to costly litigation and the diversion of our technical and management personnel and could have a material adverse impact on our business, financial condition and results of operations.

Certain Anti-Takeover Provisions

Certain provisions of our Amended and Restated Articles of Incorporation, Bylaws, other agreements and Utah law could make it more difficult for a third party to acquire us, even if, as a result of the change in control, the stockholders would receive a premium for their shares over the then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions they may deem to be in their best interest.

Risks Associated with International Development Efforts

We have been actively pursuing LFC Process projects in Russia, Indonesia and China for a number of years. While we believe international operations in these countries represent potentially significant opportunities, we do not have any agreements to construct or operate an LFC Process plant in any of these countries. Because of the Asian and Russian economic crisis, these proposed projects may not progress any further until economic conditions in Asia and in Russia improve. We also believe the market for the LFC Process in China may be adversely affected by the Asian economic crisis. If we do business in foreign companies it also exposes us to many risks not present in the United States, including political, military, privatization, supply, currency exchange and higher credit risks. We cannot assure you that we will reach any agreement to commercialize the LFC Process in these or any other foreign countries. The termination of the TEK-KOL Agreement and the suspension of Demonstration Plant operations may also materially adversely impact our marketing and licensing efforts for the LFC Process in these and other countries overseas.

Electric Utility Regulatory Changes

The domestic electric utility industry is in the early stages of deregulation. The National Energy Policy Act of 1992 exempts a new class of facilities from certain federal utility regulation and liberalizes access for non-utility generators. This legislation also initiated competition in the wholesale electric market. In addition, many states are considering the elimination of many of the regulations that currently limit the ability of parties to sell within specific geographic boundaries. We believe these regulatory changes will result in utilities and other power generators striving to reduce costs. We also believe these changes will result in increased competition in the electric wholesale and retail markets and increase pressures on all suppliers to electric utilities to reduce costs. These factors may make it more difficult to obtain the pricing needed to sell LFC Process products into the United States utility market.

Customer Concentration; Dependence on Few Customers

In the past, a limited number of AMS customers were responsible for ten percent or more of its revenues in any one year. AMS expects that a small number of customers will continue to account for a substantial portion of sales for the foreseeable future. AMS does not have long term contracts with any of its customers, and we cannot assure you that AMS's past customers will continue to purchase AMS's products. Due to the small number of annual projects attempted by AMS, a significant performance problem with any one AMS project could have a material adverse effect on AMS. We cannot assure you that revenue from customers who accounted for significant revenue in past periods, individually, or as a group, will continue, or if continued, will reach or exceed historical levels in any period.

Dependence Upon Key Personnel

Our success in developing the LFC Process, the OCET Process and additional marketable products and processes and achieving a competitive position is dependent in large part on our ability to retain qualified scientific and management personnel, including Joseph Savoca, President and CEO, and James W. Mahler, Jr., the most senior management of the Company. We cannot assure you we can retain such personnel. If we lost either of these individuals, it could have a material adverse impact on the business and operations of the Company. Our potential growth and expansion into areas requiring additional expertise, such as expanded programs for the LFC Process and

OCET Process requires additional research, testing, engineering and marketing personnel which could place increased demands on our human resources. If we expand and can not attract and retain personnel with appropriate expertise it could have a material adverse effect on our prospects for success. We also rely on consultants and advisors to assist us with marketing, management, and research and development strategies. Our consultants and advisors are self-employed or are employees of other companies, and may have commitments to, or consulting or advisory contracts with, more than one other entity that may affect their ability to contribute to our projects.

AMS's success will depend, in large part, on its ability to retain qualified project management, qualified engineers and management personnel, including, Amir Khiabani, President, Gary Vasey, engineering, and Clarence Dyksterhuis, engineering. We cannot assure you we will be able to retain such personnel. The loss of any of these individuals could have a material adverse impact on AMS's business.

Environmental and Other Government Laws and Regulations

Potential LFC Process and OCET Process plants and the operations of AMS are now and will likely in the future be subject to federal, state and local environmental and other laws and regulations. These laws and regulations include the Clean Air Act and various regulatory provisions of the United States Department of Energy, the Environmental Protection Agency and the Internal Revenue Service, as well as the laws and regulations of other countries and international treaties. Future tax policy could also negatively impact our prospects if the government encouraged production of other than coal for fuel sources.

It is likely LFC Process Plants will be subject to the application of various environmental regulations designed to ensure, among other things, environmentally compatible plant operations. Failure to comply with applicable regulatory requirements can result in fines, suspensions of regulatory approvals, operating restrictions, criminal prosecution and other negative consequences. Furthermore, additional government regulation may be established in the future, which could prevent or delay the commercialization of either the LFC Process and/or the OCET Process.

Market Value of Company's Securities

We must obtain substantial additional funds from investors for the sale of our debt or equity securities to continue in business. In the event the market price of our publicly traded Common Stock decreases below a certain price, we may be unable to sell additional equity, or if we are able to sell securities, we may not obtain sufficient consideration from the sale of our securities to provide adequate funding to continue our operations.

Exercise of Existing Warrants and Conversion of Convertible Preferred Stock

We will be able to issue shares of Common Stock registered for resale upon exercise of the warrants and/or the conversion of any of the Preferred Stock only if there is an effective registration statement filed with the Commission or an applicable exemption is available. Also, the Common Stock must be qualified or exempt from qualification under applicable state securities laws for each state in which the various holders of the warrants and the Preferred Stock live. Subject to our other contractual obligations, we reserve the right in our discretion to not register or qualify the Common Stock in any state where the time and expense do not justify registration or qualification. The warrants and the Preferred Stock may be deprived of any value in the event we do not satisfy or we choose not to satisfy such state and federal requirements. Although it is our present intention to satisfy such requirements, we cannot assure you we will be able to do so.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of, the end of the years in the five-year period ended December 31, 1997, are derived from the audited consolidated financial statements of the Company. The selected data presented below as of and for the nine months ended September 30, 1998, and 1997, are derived from the unaudited consolidated financial statements of the Company. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair statement of the financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. The data set forth below should be read in conjunction with the Reports of Independent Public Accountants on the consolidated financial statements, which contain a paragraph discussing factors that raise substantial doubt as to the Company's ability to continue as a going-concern, "Management's Discussion and Analysis of Financial Condition and Results of Operation," and the consolidated financial statements and the related notes thereto which are incorporated by reference in this Prospectus.




                           Nine Months ended
                             September 30,                             Years ended December 31,
                         _____________________      ____________________________________________________________
                           1998         1997         1997         1996          1995          1994         1993
                           ====         ====         ====         ====          ====          ====         ====
Statement of
Operations Data:

Revenues                 $3,731,470   $3,809,650  $5,322,724   $4,244,268       900,306(1)   $ 552,503    $ 809,910

Net loss                (4,134,357)  (3,946,944)  (5,708,302)  (4,259,365)   (6,824,940)(1) (5,844,121)  (6,116,388)

Imputed Dividends(2)     1,434,891      381,073      770,226           --            --            --          --

Net Loss Applicable
to Common Stock         (5,569,248)  (4,328,017)  (6,478,528)  (4,259,365)   (6,824,940)   (5,844,121)  (6,116,388)

Net Loss Per Common
Share - Basic                (0.42)       (0.63)       (0.88)       (0.80)        (2.46)(1)     (3.02)       (3.62)

Weighted Average
Common Shares
Outstanding             13,123,331    6,851,470    7,324,953    5,357,010     2,774,084     1,933,032    1,691,675

Balance Sheet Data:

Current Assets           $1,469,242  $2,049,434   $1,648,745   $2,295,167     $ 944,910     $ 717,406   $1,331,381

Working Capital
Deficiency              (4,662,305)  (4,976,751)  (4,284,559)  (4,015,187)   (2,369,079)   (3,348,255)    (917,979)

Total Assets             5,017,544    6,177,973    5,590,445    6,628,678     6,592,086     8,198,362    9,240,338

Long-Term Debt
(Excluding
Current Portion)           107,125      116,625      114,250      123,750     4,631,250     3,575,835    4,637,997

Stockholders' Equity
(Deficiency)            (1,221,128)    (964,837)    (457,109)     194,574    (1,629,578)      556,866    2,350,981



(1) The Company acquired AMS effective October 30, 1995. AMS recorded revenue of $867,000 and income from operations of $238,000 for the period October 31, 1995 through December 31, 1995.

(2) No dividends have been declared since inception.

                               RECENT DEVELOPMENTS

On December 1, 1998, (a closing date) the Company issued 250 shares of $0.01 par value, 6% Convertible Preferred Series 98-C ("Series 98-C Preferred") and one warrant to one foreign investor for cash. The Company received net proceeds of $247,500 which represents the second tranche of the Series 98-C Preferred. Additionally, on December 11, 1998, (a closing date) the Company issued 250 shares of $0.01 par value, Series 98-C Preferred and one warrant to one foreign investor for cash. The Company received net proceeds of $247,500 which represents the third tranche of the Series, 98-C Preferred. The securities were issued by the Company in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and the provisions of Regulation
D. These shares have a liquidation preference of $1,000 per share and a dividend preference of 6% per annum, cumulative. The number of shares of common stock to be issued upon conversion for each tranche of the Series 98-C Preferred will be determined by dividing the amount to be converted by the lesser of (i) $0.36 for the second tranche and $0.40 for the third tranche or (ii) 75% of the five lowest closing bid prices of the common stock during the Lookback Period. The Lookback Period is defined as the five trading days immediately preceding the date the notice of conversion is received by the Company. After the last trading day of each month that the Series 98-C Preferred remains outstanding, starting on the first day of the fourth month after the respective closing date, the Lookback Period will be increased by two trading days per month until the Lookback Period equals a maximum of 30 trading days. The Series 98-C Preferred is redeemable at the option of the Company, in whole or in part, in cash, at 125% of the liquidation value plus accrued and unpaid dividends. In the event the Series 98-C Preferred is not converted two years from the closing date of the tranche then the outstanding Series 98-C Preferred Stock shall be redeemed by the Company as if the Company voluntarily elected such redemption, subject to Utah law. The warrants are convertible into 12,500 shares of common stock each, at an exercise price equal to 110% of the average closing bid price for the five trading days preceding the Closing Date ($0.38 for the second tranche and $0.40 for the third tranche). The warrants are exercisable beginning two days following the closing date and expire five years from the respective closing date.

The shares of common stock underlying the 98-C Preferred and warrants are subject to a Registration Rights Agreement, which requires the Company to file a registration statement for these securities with the Securities and Exchange Commission ("SEC"), within thirty calendar days after the closing date. In the event the registration statement is not filed by the Company by the 30th calendar day after the closing date, or if the registration statement is not declared effective by the SEC by the 90th day after the closing date, the Company must pay, in cash, to the holders thereof on a pro-rata basis, as liquidated damages 1.5% of the Series 98-C Preferred purchased for the first month late and 2% thereafter. In the event the registration statement is not declared effective prior to the 180th calendar day after the closing date the Company must redeem the 98-C Preferred Stock, subject to Utah law.

In connection with the sale of the second and third tranches of the Series 98-C Preferred, the Company paid an unaffiliated placement agent a fee consisting of 50 shares of 98-C Preferred Stock having a face value of $50,000 and warrants to purchase 25,000 shares of common stock as compensation for placement services. The securities were issued by the Company in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and the provisions of Regulation D. The warrants are exercisable at 110% of the average closing bid price for the five trading days preceding the closing date. The warrants are exercisable beginning two days following the closing date and expire five years from the closing date. The net proceeds of this transaction will be used for working capital purposes.

Effective January 14, 1999, the Company entered into a number of agreements with MLFC Corporation ("MLFC"), a subsidiary of Mitsubishi Corporation, relating to the formation of a joint venture with MLFC regarding the LFC technology. The Company and MLFC entered into a LFC Joint Venture Formation Agreement, Operating Agreement, License Agreement, Services Agreement and Security Agreement with the purpose of further developing the LFC technology and licensing its use in proposed LFC process plants.

The LFC Joint Venture Formation Agreement between the Company and MLFC provides for the formation of a limited liability company called LFC Technologies, LLC ("LFC Tech") to conduct research and development activities relating to the LFC technology, for MLFC to market the LFC technology outside the U.S. and for the Company to market the LFC technology inside the U.S.

The License Agreement between LFC Tech and the Company provides for the grant to LFC Tech of a non-exclusive worldwide royalty-free license in connection with purposes of LFC Tech, to use the LFC technology and related rights, including improving the LFC process, reducing the costs of an LFC plant, and to design, contract and sell

LFC-related products until January 14, 2001, unless extended by mutual agreement. The fee for the license to MLFC was the execution by LFC Tech of a Services Agreement with the Company. The License Agreement requires the Company to provide all confidential information related to the LFC process to LFC Tech. The Company also agreed, among other things, to permit the technical employees of LFC Tech to inspect the Demonstration Plant, disclose confidential LFC information, provide copies of technical data regarding the design, construction and operation of the Demonstration Plant and to provide copies of all patent applications.

The Operating Agreement as amended between MLFC and the Company governs the management of the new joint venture company, LFC Tech, and is for a term extending through January 14, 2001. The purpose of LFC Tech is to conduct research and development activities with respect to the LFC technology and other approved business. The Company and MLFC each must contribute $125,000 every three months for two years to LFC Tech, and each have a 50 percent interest in profits and losses of the business operated by LFC Tech which is managed by two managers, one from the Company and one from MLFC. Upon the occurrence of certain "milestone" events MLFC and the Company shall determine by mutual agreement the terms and conditions for forming a new company ("Newco") to hold the LFC patents and related technology and MFLC will be required to pay to the Company $4 million for the transfer of the exclusive license for the LFC technology into Newco ("Transfer Payment"). The Transfer Payment is to be paid to the Company only on the first to occur of the following: (1) the start of construction or an irrevocable commitment to start with construction of an LFC plant with a minimum capacity of 15,000 tons per day; (2) the receipt by MLFC of at least $4 million in connection with the admission of a new equity participant into Newco, and the licensing or royalties from one or more LFC plants; or (3) such other conditions as the parties agree. In addition, the Transfer Payment is also conditioned on all of the following: (a) MLFC and the Company enter into a shareholders' agreement satisfactory to both parties; (b) the Company has obtained and transferred to Newco the entire ownership, subject to an adjustment provision in the event less than the entire ownership is transferred, in the LFC technology and improvements, free of liens or encumbrances; (c) through the formation of Newco MLFC acquires a 50 percent equity interest in the LFC technology and improvements; and (d) the Company grants to MLFC exclusive rights to manufacture and sell new plants incorporating the LFC Technology and related improvements and to use or to grant to third parties sublicenses to use or grant the LFC technology and improvements.

The Amended and Restated Services Agreement between MLFC, LFC Tech and the Company provides that the Company will provide certain services to LFC Tech including soliciting potential customers in the U.S., developing LFC projects in the U.S. and performing engineering work. The Services Agreement is for a minimum period of 2 years and provides a fixed payment to the Company of $1 million per year, payable $250,000 per quarter after an initial payment of $250,000 upon execution of the agreement.

The Security Agreement between the Company and MLFC grants MLFC a security interest in all the LFC technology related patents, applications, renewals, continuations, etc.


                                 USE OF PROCEEDS

The Company will not receive any proceeds from conversion of the Series 98-C Preferred or the sale of the 132,079 shares of Common Stock. If all of the 97-E exchange offering warrants are exercised, the Company would receive approximately $732,000 before deducting expenses of this offering. If all of the Series 98-C warrants are exercised, the Company would receive approximately $67,000 before deducting expenses of this offering. The exercise price of the 97-E exchange warrants is $1.20 per share and the exercise price of the 98-C Preferred Stock warrants range between $0.36 and $0.51 per share, all of which are above the $0.3449 closing price of the Common Stock of the Company as of the date of this Prospectus. To the extent the exercise price of any of the warrants exceeds the public sale price of the Company's Common Stock on the OTC Bulletin Board, the Company believes it is unlikely these warrants will be exercised. There is no minimum number of 97-E or 98-C Preferred Stock warrants which are required to be exercised or a minimum number of warrant shares which are required to be sold herein. Accordingly, only a limited number of 97-E and/or 98-C Preferred warrants may be exercised and as a result the corresponding proceeds to the Company may be limited. If received, the Company would utilize those funds for administrative, general operating expenses, and expenditures related to development of the LFC and OCET Processes.

The Company cannot precisely determine the cost, timing and amount of funds required for specific uses at this time. The use of proceeds is subject to change based on future occurrences, competitive market forces and other conditions. The rate of commercialization of the LFC and OCET processes, and the availability of alternative methods of financing will also impact the allocation and timing of the Company's use of proceeds. The Board of Directors has broad discretion in determining how the proceeds resulting from the exercise of the warrants, if any, will be applied.

                            SELLING SECURITY HOLDERS

The following table sets forth certain information, as of the date hereof, with respect to the beneficial ownership of the Company's shares of Common Stock underlying the warrants ("Warrant Shares") and Series 98-C Preferred (collectively the "Resale Securities") registered herein by each Selling Security Holder named below. The shares of Common Stock are being registered to permit public secondary trading of the Resale Securities, and the Selling Security Holders may offer the Resale Securities for resale from time to time. Except as described below, none of the Selling Security Holders has had any position, office or other material relationship with the Company within the past three years. The following table assumes each Selling Security Holder sells all of the Resale Securities held by such Selling Security Holder in this offering. The Company is unable to determine the exact number of Resale Securities that will actually be sold.

Series 97-E                           Warrant Shares
Warrant Holders                    Offered Hereby (1)(2)
=========================================================

Adams, Gilbert (IRA SW)                 4,000

Adams, Gilbert & JoAnna                 14,000

Adams, JoAnna                           4,000

Ahl, Maureen & John                     2,000

Anstaett, Carol (SW)                    1,000

Anstaett, Dale & Eva                    3,000

Anstaett, Frederick & Carol             9,200

Anstaett, Frederick (SW)                1,500

Asaro Family Trust                      6,000

Atkinson, Loren & Mabel                 4,000

Atkinson, Loren H. Tst                  14,000

Baker, Lawrence & Shirley               4,000

Bangham, June B. Spousal Trust          3,500

Black, Thomas & Marjorie                5,000

Bradley, Shirley                        4,000

Brecheisen, Paul & Dollie               3,000

Brockmueller 1981 Liv. Tst              48,000

Brumbaugh, Leslie & Virginia            4,000

Brumbaugh, Virginia (SW)                2,000

Buyer, Michele                          2,000

Series 97-E                       Warrant Shares
Warrant Holders                Offered Hereby (1)(2)
=========================================================

Caballero, Guadalupe                    2,200

Callaway, Marjorie                      1,000

Cemuto Family Trust                     2,000

Cemuto, Philip                          2,000

Cemuto, Sandra                          2,000

Cozad, Gary & Marilyn                   2,000

Crane, Suzanne                          1,000

Crockett, Gregory & Linda J.            2,000

De La Lama, Mauricio & Gloria           50,000

Dubois, Kenneth & Corrine               3,000

Dubois, Sue L. Trust                    6,000

Fitzgerald, Mary Ann                    2,000

Flint, Sylvia F.                        2,000

Fosberg, Regina & Gary                  2,000

Gigot, Ester A.                         2,000

Griffin, Maryann & Winston              6,000

Hackney, James & Rosalyn                4,000

Hanneman, Gloria (SW)                   1,000

Harr, Patty (SW)                        3,000

Heins, John & Roberta                   2,000

Hoover, Helen F. Rev Tst                19,000

Hotchkiss, Darryl & Virginia            7,000

Hulnick, Ronald or Mary                 4,000

Johnson, Melville (SW)                  8,000

Johnson, Russell Living Tst             1,000

Johnson, W. Patricia                    2,000

Series 97-E                         Warrant Shares
Warrant Holders                   Offered Hereby (1)(2)
========================================================

Johnson, W. Patricia (SW)               3,000

Joyce, Lawrence M. Trust                3,000

Kasch, John & Louise                    2,000

Keith, Elvin W.                         4,000

Keith, Elvin W. (SW)                    2,000

Kimple, Janet & Ron                     2,000

Klassen, Gerhard & Linda                2,000

Krehblel, Helen                         8,000

Krier, Walter Custodian                 2,000

Lamb, Maxine Rev. Trust                 8,000

Lowen, Henry H. Trust                   2,000

Lutz, Laura E. Living Trust             8,000

Macchia 1990 Family Trust               2,000

Maple, Lewis or Jeanie or               4,000

Masters, Franklin & Judy                1,000

McClure, Keith                          2,000

McHugh, Helen Price                     54,000

McKeever, Leroy & Vesper                4,000

McLeod, Robert & Dorothy                2,000

Minshew, Janelle                        10,000

Mitchell, Howard & Dorothy              1,000

Moran, Robert & Norma                   4,000

Nash, Thomas & Natalie                  2,000

Neuburger, William & Leta               8,000

Nevin, Betty                            2,000

Pabst, Robert & Margaret                8,000

Series 97-E                        Warrant Shares
Warrant Holders                 Offered Hereby (1)(2)
============================================================

Pascoe Family Trust                     4,000

Patrick, Virgil & Betty                 5,000

Pavel Hendrix Pavel Plan                2,000

Pray, Goldie (SW)                       2,000

Pray, Ira (SW)                          5,000

PSAS                                    40,000

Ringler, Janice                         2,000

Salazar, Carmen Q.                      16,000

Schnieder, Wanda                        20,000

Schnieder, Wanda (SW)                   6,000

Segal, Perry (Charles Schwab)           6,000

Shaw, Edgar & Leah JTWROS               10,400

Shugart, Bernice                        2,000

Smart, Irene & Larry                    5,200

Smart, Larry & Karen                    1,000

Smith, Donald & Marion Rev              8,000

Smith, Donald (SW)                      1,000

Taylor, Dan & Katherine JT              10,000

Ternes, Wendell & Rita                  3,000

Thurlow, William & Mary                 2,000

Truitt, Salle (SW)                      2,000

Valley, Harry R.                        4,000

Valusek, John & Carol                   6,000

Vaughan, Barbara                        2,000

Vaughn, Jean (SW)                       2,000

Vaughn, William (SW)                    2,000

Series 97-E                         Warrant Shares
Warrant Holders                  Offered Hereby (1)(2)
========================================================

Wait, Ted & Glenna                      6,000

Weber, Lavon                            4,000

WLK Co.                                 3,000

Zerboni, Peggy                          2,000

Total                                 610,000

(1) The expiration date of all of the 97-E warrants is December 31, 1999 and the exercise price is $1.20. The holders of the 97-E warrants may own additional warrants not included herein, and may own additional Common Stock, Preferred Stock and/or notes of the Company.

(2) All of the holders of the 97-E warrants assuming they were to exercise all of the warrants listed herein and excluding the conversion of any other convertible security or exercise of any other warrant in their possession, would own less than 1% of the Company's Common Stock.

Series 98-C                        Warrant Shares
Preferred Warrants              Offered Hereby (1)(2)
==========================================================

GCA Strategic Investment Fund Limited   25,000

Gilston Corporation, LTD.                5,000

Manchester Asset Management, LTD.        7,500

Avalon Capital, LTD.                    10,000

Settondown Capital                      72,500

Augustine Fund, L.P.                    12,500

HSBC James Capel Canada Inc.            12,500

Total                                  145,000

(1)The expiration date of the Series 98-C Preferred earrants range between November 4, 2003, and December 11, 2003, and the exercise prices range between $0.38 and $0.51. The holders of the Series 98-C Preferred warrants may own additional warrants not included herein, and may own additional Common Stock, Preferred Stock and/or notes of the Company.

(2) All of the holders of the 98-C Preferred warrants, assuming they were to exercise all of the warrants listed herein and excluding the conversion of any other convertible security or exercise of any other warrant in their possession, would own less than 1% of the Company's Common Stock.

Series 98-C                         Common Shares
Preferred Shareholders          Offered Hereby (1)(2)(3)
===========================================================

GCA Strategic Investment Fund Limited   3,992,390

Gilston Corporation, LTD.                 798,478

Manchester Asset Management, LTD.       1,197,717

Avalon Capital, LTD.                    1,596,956

Settondown Capital                        958,174


Series 98-C                         Common Shares
Preferred Shareholders          Offered Hereby (1)(2)(3)
===========================================================

Augustine Fund, L.P.                     1,987,389

HSBC James Capel Canada Inc.             1,987,389

Total                                   12,518,491

(1) Pursuant to registration rights agreements for the holders of the Series 98-C Preferred, the Company is registering 200% of the number of the shares of Common Stock underlying their Series 98-C Preferred which may be issuable upon its conversion in accordance with the conversion formula.

(2) All of the holders of the Series 98-C Preferred listed herein, assuming they converted all of the Series 98-C Preferred on the date of this Prospectus, would own less than 1% of the Company's Common Stock, with the exception of the following parties: (1) GCA Strategic Capital Management would own approximately 12.02%; (2) Manchester Asset Management, LTD. would own approximately 3.60%;
(3) Gilston Corporation, LTD. would own approximately 2.40%; (4) Avalon Capital, LTD. would own approximately 4.81%; (5) Augustine Fund, L.P. would own approximately 5.98%;(6) Settondown Capital would own approximately 2.88%; and
(7) HSBC James Capel Canada Inc. would own approximately 5.98%. The Certificate of Secretary stating the rights, preferences and privlegdes of the Series 98-C states that the securities held by these parties do not allow the holder to convert any Preferred Share if the conversion would result in the holder having beneficial ownership (determined in accordance with Rule 13d-3(d)(1) of the Exchange Act) of more than 4.99% of the total number of shares of Common Stock of the Company, except in the event of a default, as defined in the Certificate of Secretary.

(3) The holders of the Series 98-C Preferred may own additional Preferred Stock, the underlying shares of which are not included, and may also own warrants, common stock, and/or notes of the Company.


                                      Number
Shares of Common Stock             Offered Herein
==================================================

Avalon Capital Ltd.                     4,431

Breault, Jeffrey.                      10,000

Davis, Karen.                          25,000

Dolbear, Geoffrey.                     26,304

Gilston Corporation Ltd.                4,431

Lukasiewicz, Ronald.                    3,858

Manchester Asset Management Ltd.        6,646

Redoutey, Ronald.                       1,685

Russo, John.                           25,000

Skov, Ebbe.                            23,898

Ware, Judith.                             826

Total                                 132,079

                              PLAN OF DISTRIBUTION

     The warrants may be exercised by surrendering properly endorsed certificates therefor to the Company's Controller accompanied by payment in full of the exercise price for each share of Common Stock as to which the warrants are being exercised and any applicable transfer or other taxes. Payment of the exercise price for the warrants may be made by tendering cash or a cashier's check.

     The Series 98-C Preferred may be converted into Common Stock of the Company at the election of the holder by providing proper notice thereof and the certificate for the Preferred Stock to be converted in whole or in part to the Company's Controller.

     The Company must have on file a current registration statement with the Commission pertaining to the warrants in order for a holder to exercise them. The shares of Common Stock underlying the warrants (the "Warrant Shares") must also be registered or exempt for sale under the securities laws of the state in which the holder resides. The Company intends to use its best efforts to keep the Registration Statement incorporating this Prospectus current, but there can be no assurance such Registration Statement (or any other registration statement filed by the Company covering the Securities) can be kept current. In the event a registration statement including the Warrant Shares is not kept current, or if the Warrant Shares are not registered or exempt for sale in the state in which a holder resides the warrants may be deprived of some or all of their value.

     The Company will not be required to pay a fee to any selling agent with respect to any exercise of the warrants.

     The Common Stock offered by the Selling Security Holders is not being underwritten. The Selling Security Holders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Common Stock offered hereby may be sold by the Selling Security Holders from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Security Holders may effect such transactions by selling the Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Security Holders and any broker-dealers that act in connection with the sale of the Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales by the Selling Security Holders, although the Company will receive proceeds from the exercise of the warrants. Sales of the Common Stock by the Selling Security Holders, or even the potential of such sales, could have an adverse effect on the market price of the Company's outstanding Common Stock.

     At the time a particular offer of Common Stock is made, except as herein contemplated, by or on behalf of a Selling Security Holder or the Company including following exercise of warrants, to the extent required, a prospectus will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for Common Stock purchased from the Selling Security Holder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to the securities of the Company for a period of at least one, and possibly five, business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, Rules 101, 102 and 107, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Security Holders.

     The Common Stock, warrants and Series 98-C Preferred were originally issued to certain Selling Security Holders pursuant to an exemption from the registration requirements of the Securities Act provided by Sections 3(b) and 4(2) thereof. The Company agreed to register the Warrant Shares, shares of Common Stock underlying the Series 98-C Preferred and the Common Stock under the Securities Act and to indemnify and hold certain of such Selling Security Holders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by such Selling Security Holders of such Common Stock. In connection therewith the Company has agreed to pay all reasonable fees and expenses except for fees and expenses for counsel to the Selling Security Holders and any underwriting discounts and commissions.


                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 95,000,000 shares of capital stock, of which 75,000,000 shares are shares of common stock, no par value ("Common Stock"), and 20,000,000 shares may be shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). Preferred Stock is issuable in one or more series. As of September 30, 1998, 16,464,486 shares of Common Stock were issued and outstanding, and 65,012 shares of convertible Preferred Stock were issued and outstanding.

Common Stock

     The holders of Common Stock are entitled to one vote for each share on all matters requiring shareholder action. The holders of a majority of shares of Common Stock represented at a meeting of shareholders can elect all of the directors to be elected at such meeting. In addition, subject to the preferences that may be applicable to any then outstanding shares of Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available, and upon liquidation, will be entitled to receive pro rata all assets of the Company available for distribution to such holders. The Common Stock has no preemptive or other subscription rights, no cumulative voting rights, and there are no conversion rights, redemption or sinking fund provisions with respect thereto.

Preferred Stock

     The Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors may, without further action by the holders of Common Stock, fix the number of shares constituting that series, and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of that series of Preferred Stock.

     The Board of Directors may issue one or more series of Preferred Stock without action of the shareholders of the Company. Accordingly, the issuance of Preferred Stock may adversely affect the rights of the holders of the Common Stock. In addition, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the shareholders. Issuance of Preferred Stock may dilute the voting power of a holder of Common Stock (such as by issuing Preferred Stock with super-voting rights), may discourage bids for the Company's Common Stock, and may render more difficult the removal of current management, even if such removal may be in the best interests of the shareholders.

Outstanding Preferred Stock

     The outstanding Preferred Stock of the Company at September 30, 1998, consisted of 65,012 shares of Preferred Stock, which were issued in 26 series. The outstanding Preferred Stock series are: 90-B; 90-C; P-90; PS-90; 91-A; 91-C; 91-D; 91-E; 91-M; 91-P; 91-R; 91-S; 91-V; 92-A; 92-B; 93-A; 93-B; 93-C; 94-A;
94-B; 95-R; 96-A; 96-B; 97-C; 97-D; and 98-A. Subsequent to September 30, 1998,
the Company issued Preferred Stock Series 98-C and 98-D. The primary distinction between the various series of Preferred Stock relates to the conversion feature, dividend and liquidation preferences for each.

     All outstanding series of Preferred Stock are fully paid and nonassessable. The Preferred Stock has no preemptive rights to subscribe for any additional securities which may be issued by the Company. No sinking fund or similar provision has been provided in respect to any of the outstanding series of Preferred Stock. The rights of the holders of each series of Preferred Stock are subordinate to those of the Company's general creditors, and every previously issued series of Preferred Stock. All of the outstanding series of Preferred Stock are subject to adjustment in certain events, including for stock dividends, stock splits, reclassifications, consolidations, mergers, etc. The Company has never declared or paid a cash dividend on any of its outstanding Preferred Stock, and it is not likely any dividends will be declared for some time.

     Except as required by mandatory provisions of Utah law, the holders of the various series of outstanding Preferred Stock have no voting rights.

Series 90-B and 90-C

     Dividends. The Series 90-B and 90-C Preferred Stock are entitled to dividends of $8 per share annually, payable in quarterly installments out of unreserved earned surplus, before any dividends shall be payable on any other class of stock or any other series of Preferred Stock of the Company, other than a previously issued series of Preferred Stock and before any funds are set aside for the purchase of, or retirement of, the whole or any part of any series of Preferred Stock, or any other class of stock of the Company. Dividends are cumulative and are payable before dividends on any Common Stock are paid.

     Redemption. The Series 90-B and 90-C Preferred Stock do not have the right to require its redemption. The Series 90 Preferred Stock is redeemable by the Company as a series, in whole or in part, after August 31, 1992, at any time and from time to time effective on 60 days prior notice, at $100 for each share, plus the amount of any unpaid cumulative dividends which have then become payable with respect thereto. The right of the Company to redeem the Series 90-B and 90-C Preferred Stock is subject to compliance with Utah law, including without limitation, certain retained earnings requirements.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntarily, the holders of the Series 90-B and 90-C Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to shareholders, prior to any distribution with respect to any other class of stock, liquidating distributions in the amount of $100 per share, plus all accrued and unpaid dividends up to the date fixed for distribution, whether or not such dividends have been earned or declared.

     Conversion. Each share of the Series 90-B and 90-C Preferred Stock is convertible, at the option of the holder thereof without further payment at any time, into 88 shares of Common Stock unless previously redeemed.

Series P-90

     Dividends. The Series P-90 Preferred Stock are entitled to dividends of $8 per share annually, payable in quarterly installments out of unreserved earned surplus, before any dividends shall be payable on any other class of stock or any other series of Preferred Stock of the Company, other than previously issued series of Preferred Stock and before any funds are set aside for the purchase of, or retirement of, the whole or any part of any series of Preferred Stock, or any other class of stock of the Company. Dividends are cumulative and are payable before dividends on any Common Stock are paid.

     Redemption. The Series P-90 Preferred Stock is redeemable by the Company as a series, in whole or in part, after January 1, 1996, at $100 per share, plus the amount of any unpaid cumulative dividends which have then become payable thereto. The right of the Company to redeem this series is subject to compliance with Utah law, including without limitation certain retained earnings requirements.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntarily, the holders of the Series P-90 Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to shareholders, prior to any distribution with respect to any other class of stock, liquidating distributions in the amount of $100 per share, plus all accrued and unpaid dividends up to the date fixed for distribution, whether or not such dividends have been earned or declared.

     Conversion. Each share of Series P-90 Preferred Stock is convertible into 250 shares of Common Stock of the Company, at the option of the holder and upon payment to the Company at the time of conversion of $1.375 per common share.

Series PS-90

     Dividends. Dividends of $20 per share annually are payable on the Series PS-90 Preferred Stock, in quarterly installments out of unreserved earned surplus, before any dividends shall be payable on any other class of stock or any other series of Preferred Stock other than previously issued series of Preferred Stock, and before any sum shall be set aside for the purchase of, or retirement of, the whole or any part of the Series PS-90 Preferred Stock, or any other class of stock. The dividends on the PS-90 Preferred Stock are cumulative, and are payable prior to the payment of any dividends on the Common Stock.

     Redemption. The holders of the PS-90 Preferred Stock have no right to require redemption of their Preferred Stock. The Series PS-90 Preferred Stock is redeemable by the Company as a series, in whole or in part, after December 31, 1993, and any time and from time to time effective on 60 days prior notice, at $250 per share of Series PS-90 Preferred Stock, plus the amount of any unpaid cumulative dividends which have become payable with respect thereto. The right of the Company to redeem this series of Preferred Stock is subject to compliance with Utah law, including without limitation, certain retained earnings requirements.

     Liquidation. In the event of liquidation, dissolution or other termination of the Company, the holders of the shares of the Series PS-90 Preferred Stock are entitled to $250 per share, plus all accrued and unpaid dividends up to the date fixed for distribution whether or not earned or declared. Such payments shall be made before any payment or distribution is made to the holders of the Common Stock or any other series of Preferred Stock and concurrently with the 90-B, 90-C or P-90 series.

     Conversion. Each share of the PS-90 Preferred Stock is convertible into 125 shares of Common Stock at the election of the shareholder upon payment to the Company of $1.375 per common share at the time of conversion.

Series 91-A, 91-C, 91-D and 91-E

     Dividends. Dividends of $8 per share annually will be payable on the Series 91-A, 91-C, 91-D and 91-E Preferred Stock in quarterly installments out of unreserved earned surplus, before any dividends shall be payable on any other class of stock or any other series of Preferred Stock other than previously issued series of Preferred Stock and before any sum shall be set aside for the purchase of, or retirement of, the whole or any part of the Series 91 Preferred Stock or any other class of stock, other than any previously issued series of Preferred Stock of the Company. Dividends are cumulative and are payable prior to the payment of any dividends on the Common Stock of the Company.

     Redemption. The holders of the Series 91-A, 91-C, 91-D and 91-E Preferred Stock have no right to require redemption of the shares. The Company may redeem the shares in a series, in whole or in part after December 31, 1993, at any time and from time to time effective on 60 days prior notice, at $100 per share, plus the amount of unpaid cumulative dividends which have then become payable with respect thereto. The right of the Company to redeem this series of Preferred Stock is subject to compliance with Utah law, including without limitation certain retained earnings requirements.

     Liquidation. In the event of the voluntary liquidation, dissolution or other termination of the Company, the holders of the shares of the Series 91-A, 91-C, 91-D and 91-E Preferred Stock shall be entitled to a cash payment of $100 per share, plus all accrued and unpaid dividends up to the date fixed for distribution, whether or not such dividends have been earned or declared. Such payment shall be made before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock other than the previously issued series of Preferred Stock of the Company.

     Conversion. Each share of the Series 91-A, 91-C, 91-D and 91-E Preferred Stock is convertible into 25 shares of Common Stock at the election of the shareholder without further payment.

Series 91-M

     Dividends. No dividends are payable on the Series 91-M convertible Preferred Stock.

     Redemption. Neither the Company nor the holders have the right to cause or require redemption of the Series 91-M Preferred Stock.

     Liquidation. In the event of the voluntary liquidation, dissolution or other termination of the Company, the holders of Series 91-M convertible Preferred Stock are entitled to a cash payment of $2 per share. Such payment shall be made before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock other than the previously issued series of Preferred Stock of the Company.

     Conversion. On or after September 30, 1993, each 5,000 shares of series 91-M Preferred Stock is convertible into 300 shares of Common Stock of the Company, at the election of the shareholder without further payment. The Company shall have the absolute right to cause conversion of the 91-M Preferred Shares at any time, or from time to time without additional payment upon 60 days prior written notice. In the event the Company elects to convert the 91-M shares to Common Stock, each share of Series 91-M Preferred Stock shall be converted into 300 shares of the Company's Common Stock.

Series 91-P

     Dividends. No dividends are payable on the Series 91-P Preferred Stock.

     Redemption. Neither the Company nor the holders have the right to cause redemption of the Series 91-P Preferred Stock.

     Liquidation. In the event of the voluntary liquidation, dissolution or other termination of the Company, the holders of shares of the Series 91-P Preferred Stock shall be entitled to a cash payment of $2.50 per share. Such payment shall be made before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock other than previously issued series of Preferred Stock of the Company.

     Conversion. On or after July 15, 1993, each 4,000 shares of Series 91-P Preferred Stock is convertible into 250 shares of Common Stock of the Company at the election of the shareholder and without further payment. The Company shall also have the absolute right to cause conversion of the Series 91-P Preferred Shares at any time or from time to time upon 60 days prior written notice. In such event, each share of Series 91-P Preferred Stock shall be convertible into 250 shares of Common Stock.

Series 91-R

     Dividends. Dividends of 8% per annum will be payable on the Series 91-R Preferred Stock, in quarterly installments out of unreserved earned surplus, before any dividends shall be payable on any other class of stock or any other shares of Preferred Stock other than previously issued series of Preferred Stock, and before any sum shall be set aside for the purchase of, or retirement of, the whole or any part of the Series 91-R Preferred Stock or any other class of stock, other than any previously issued series of Preferred Stock of the Company. Dividends payable on the Series 91-R

Preferred Stock are cumulative and are payable prior to the payment of any dividends on the Common Stock of the Company.

     Redemption. The holders do not have the right to require redemption of the Series 91-R Preferred Stock. The Company may redeem the Series 91-R Preferred Stock in whole or part, at any time and from time to time effective on 60 days prior written notice, at $10,000 per Series 91-R Preferred Share, plus the amount of any unpaid cumulative dividends which have then become payable with respect thereto. The right of the Company to redeem the Series 91-R Preferred Shares is subject to compliance with Utah law, including without limitation certain retained earnings requirements.

     Liquidation. In the event of the voluntary liquidation, dissolution or other termination of the Company, the holders of shares of the Series 91-R Preferred Stock shall be entitled to a cash payment of $10,000 per share, plus all accrued and unpaid dividends up to the date fixed for distribution, whether or not such dividends have been earned or declared. Such payment shall be made before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock other than previously issued series of Preferred Stock of the Company.

     Conversion. During the 60 day notice period provided for redemption by the Company, each share of the Series 91-R Preferred Stock is convertible into 167 shares of Common Stock without further payment at the election of the shareholder. At any time after October 15, 1993, the holders of the preferred shares may demand conversion into Common Stock.

Series 91-S

     Dividends. No dividends are payable on the Series 91-S Preferred Stock.

     Redemption. Neither the Company nor the holders have the right to cause redemption of the Series 91-S Preferred Stock.

     Liquidation. In the event of the voluntary liquidation, dissolution or other termination of the Company, the holders of shares of the Series 91-S Preferred Stock shall be entitled to a cash payment of $3.50 per share. Such payment shall be made before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock other than previously issued series of Preferred Stock of the Company.

     Conversion. On or after September 30, 1993, each share of Series 91-S Preferred Stock shall be convertible into 150 shares of Common Stock of the Company, at the election of the shareholder. The Company also has the right to cause conversion of the Series 91-S Preferred Stock at any time, or from time to time upon 60 days prior written notice. In such event, each share of 91-S Preferred Stock shall be convertible into 150 shares of Common Stock.

Series 91-V

     Dividends. The holders of the 91-V Preferred Stock have no right to dividends.

Redemption. The holders of the Series 91-V Preferred Stock do not have the right to require the redemption of the Series 91-V convertible Preferred Stock. The Company has a right to cause redemption of the Series 91-V Preferred Stock as a series, in whole or in part, at any time and from time to time effective on 60 days prior notice, at $100 per share. The right of the Company to redeem the Series 91-V Preferred Stock is subject to compliance with Utah law, including without limitation certain retained earnings requirements.

     Liquidation. In the event of the voluntary liquidation, dissolution or other termination of the Company, the holders of shares of the Series 91-V Preferred Stock shall be entitled to a cash payment of $100 per share. Such payment shall be made before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock other than previously issued series of Preferred Stock of the Company.

     Conversion. During the 60 day notice period provided wherein the Company may redeem the Series 91-V Preferred Stock, or at any other prior time, each share of the Series 91-V Preferred Stock is convertible into 8 shares of Common Stock of the Company without further payment at the election of the shareholder.

Series 92-A and 92-B

     Dividends. The Series 92-A and 92-B Preferred Stock have no dividend rights.

     Redemption. The Series 92-A and 92-B Preferred Stock holders do not have the right to require its redemption. The Company may redeem the Preferred Stock as a series, in whole or in part, at any time and from time to time effective on 60 days prior notice, at $100 per share. The right of the Company to redeem the shares is subject to compliance with Utah law, including without limitation certain retained earnings and requirements.

     Liquidation. In the event of the voluntary liquidation, dissolution or other termination of the Company, the holders of shares of the Series 92-A and 92-B Preferred Stock shall be entitled to a cash payment of $100 per share. Such payment shall be made before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock other than previously issued series of Preferred Stock of the Company.

     Conversion. Each share of the Series 92-A Preferred Stock is convertible into 6 shares of Common Stock. Each share of the Series 92-B Preferred Stock is convertible into 8 shares of Common Stock. Each share is convertible without further payment at the election of the shareholder.

Series 93-A, 93-B and 93-C

     Dividends. The Series 93-A, 93-B and 93-C Preferred Stock have no dividend rights.

     Redemption. The holders of the Series 93-A, 93-B and 93-C Preferred Stock have no option or right to require redemption of their shares. The Series 93-A, 93-B and 93-C Preferred Stock is redeemable by the Company as a series, in whole or in part, effective on 60 days prior notice, at $100 per share.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series 93-A, 93-B and 93-C Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to shareholders, liquidating distributions in the amount of $100 per share. The liquidation preference shall be payable before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock other than previously issued series of Preferred Stock.

     Conversion. Each share of the Series 93-A, 93-B and 93-C Preferred Stock is convertible, at the option of the holder without further payment, into either 15 or 38 shares of the Company depending upon the due date and interest rate on the promissory note purchased in connection with the private placement under which the shares of these three series of Preferred Stock were issued.

Series 94-A and 94-B

     Dividends. The Series 94-A and 94-B Preferred Stock have no dividend rights.

     Redemption. The holders of the Series 94-A and 94-B Preferred Stock have no option or right to require redemption of their shares. The Series 94-A and 94-B Preferred Stock is redeemable by the Company as a series, in whole or in part, effective on 60 days prior notice, at $100 per share.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series 94-A and 94-B Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to shareholders, liquidating distributions in the amount of $100 per share. The liquidation preference shall be payable before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock other than previously issued series of Preferred Stock.

     Conversion. Each share of the Series 94-A and 94-B Preferred Stock is convertible, at the option of the holder without further payment, into from 25 to 45 shares of the Company depending upon the due date and interest rate on the promissory note purchased in connection with the private placement with which the shares of these series of Preferred Stock were issued.

Series 95-R

     Dividends. No dividends are payable on the Series 95-R Preferred Stock.

     Redemption. The holders of the Series 95-R Preferred Stock have no option or right to require redemption. The Series 95-R preferred shares are redeemable by the Company as a series effective on 60 days prior notice, at $10,000 per share.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series 95-R Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to shareholders, liquidating distributions in the amount of $10,000 per share for each share of Series 95-R Preferred Stock. Such liquidation payments are to be made before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock other than previously issued series of Preferred Stock.

     Conversion. Each share of the Series 95-R Preferred Stock is convertible after November 1, 1997, at the option of the holder without further payment, into Common Stock with a bid based market value of (i) $18,000; or (ii) $16,500. Alternatively, each share of Series 95-R Preferred Stock can be converted into 12,500 shares of Common Stock, at the option of the holder.

Series 96-A and 96-B

     Dividends. The Series 96-A and 96-B Preferred Stock have no dividend rights.

     Redemption. Neither the holders of the Series 96-A or 96-B Preferred Stock nor the Company have any option or right to require or cause redemption.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series 96-A and 96-B Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to shareholders, liquidating distributions in the amount of $10,000 and $13,000 per share, respectively. The liquidation preference shall be payable before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock other than previously issued series of Preferred Stock.

     Conversion. Each share of the Series 96-A Preferred Stock is convertible, at the option of the holder without further payment after April 30, 1998, into 13,500 common shares. Each share of Series 96-B Preferred Stock is convertible at the option of the holder without further payment after the earlier of August 30, 1998, or the date a registration statement filed by the Company with the SEC is declared effective, into 3,000 shares of Common Stock.

Series 97-C

     Dividends. No dividends are payable on the Series 97-C Preferred Stock.

     Redemption. The holders of the Series 97-C Preferred Stock have no option or right to require redemption. The Series 97-C preferred shares are redeemable by the Company as a series effective on 60 days prior notice, at $10,000 per share.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series 97-C Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to shareholders, liquidating distributions in the amount of $10,000 per share for each share of

Series 97-C Preferred Stock. Such liquidation payments are to be made before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock other than previously issued series of Preferred Stock.

     Conversion. Each share of the Series 97-C Preferred Stock is convertible after August 30, 1998, at the option of the holder without further payment, into 13,500 shares of Common Stock.

Series 97-D, 98-A, 98-C and 98-D

     Dividends. The Amended (the "Series 97-D Preferred Stock") Series 97-D Preferred Stock has a right to cumulative dividends, out of assets legally available therefore, at a per share rate equal to 7% per annum of its liquidation preference of $1,000 per share. The Series 98-A and 98-C Preferred Stock have the right to cumulative dividends out of assets legally available therefore, at a per share rate equal to 7% per annum and 6% per annum, respectively, of the liquidation preference of $1,000 per share. The Series 98-D Preferred Stock has no dividend rights.

     Redemption. Neither the holders of the Series 97-D Preferred Stock nor the Company have any option or right to require or cause redemption of the Series 97-D Preferred Stock. The holders of the Series 98-A Preferred Stock may not require its redemption. The Company may redeem the Series 98-A Preferred Stock at 130% of the liquidation preference ($1,000), plus the amount of any unpaid cumulative dividends which have become payable with respect thereto and with respect to the Series 98-C Preferred Stock, the Company may redeem at 125% of the $1,000 liquidation preference plus the amount of any unpaid cumulative dividends which have become payable. For the Series 98-C Preferred Stock, upon the occurrence of certain events including a change in control, sale of substantially all the assets, the consummation of one or more equity financings resulting in net proceeds of $4 million, or an event of default, the Company must pay to the holders liquidated damages in the amount of 125% of the $1,000 per share liquidation preference. The Series 98-D Preferred Stock is not redeemable by any party.

     Liquidation. The Series 97-D, 98-A and 98-C are each entitled to be paid out of the assets of the Company available for distribution to shareholders, liquidating distributions in the amount of $1,000 per share. The liquidation preference with respect to each series shall be payable before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock other than previously issued series of Preferred Stock. The Series 98-D Preferred Stock has no liquidation preference.

     Conversion. The Series 97-D Preferred Stock is convertible, at the option of the holder thereof, at the earlier of: (i) the date a registration statement shall be declared effective by the SEC for the Common Stock underlying the Series 97-D Preferred Stock; or (ii) one year from the closing date of the purchase of such series, which was August 12, 1997. Each share is convertible into the number of shares of Common Stock derived by dividing the conversion rate by the conversion price. The conversion rate is the liquidation preference of $1,000 per share of Series 97-D Preferred Stock and the Dividend Amount. The Dividend Amount is equal to the Liquidation Preference of $1,000 per share multiplied by 7% per annum, multiplied by the number of days since the closing date, divided by 365 days. The conversion price is determined based on the date that the conversion notice is received ("Conversion Date") and shall equal the lesser of (a) the average closing bid price of the shares of the Common Stock over the five day trading period prior to the closing date of August 12, 1997, or (b) 75% of the average of the closing bid price of the shares of Common Stock of the Company on the five trading days ending on the date proceeding the Conversion Date. There are monetary penalties to the Company if Common Stock is not delivered to the holder within five days of receipt of a notice of conversion and receipt of the Preferred Stock to be converted.

     The Series 97-D Preferred Stock is convertible, subject to the following limitations. The Series 97-D Preferred Stock is not convertible until the earlier of (a) the date the registration statement is declared effective or (b) one year from the closing date of the purchase of such series. The holder is precluded from converting any portion of the Preferred Stock which would cause the holder to be deemed to be the beneficial owner of 4.99% or more of the issued and outstanding Common Stock of the Company. The Common Stock underlying the Series 97-D Preferred Stock and the warrants issued in connection with the sale thereof have demand registration rights. The Company is obligated to use its best efforts to maintain any registration statement or post-effective amendment current until the earlier of the date that all of such securities have been sold pursuant to the registration statement, or the date the holders receive a legal opinion of counsel that the securities may be sold under Rule 144, or the second anniversary of the effective date of the registration statement.

     The Series 98-A Preferred Stock is convertible, at the option of the holder thereof, at the earlier of: (i) the date a registration statement shall be declared effective by the SEC for the Common Stock underlying the Series 97-F; or (ii) 61 days from March 6, 1998. Each share is convertible into the number of shares of Common Stock derived by dividing the conversion rate by the conversion price. The conversion rate is the liquidation preference of $1,000 per share of Series 98-A Preferred Stock and the dividend amount. The dividend amount is equal to the liquidation preference of $1,000 per share multiplied by 7% per annum, multiplied by the number of days since March 6, 1998, divided by 365 days. The conversion price is determined based on the date that the conversion notice is received ("Conversion Date") and shall equal the lesser of (a) the average closing bid price of the shares of the Common Stock over the five day trading period prior to March 6, 1998, or (b) 75% of the average of the closing bid price of the shares of Common Stock of the Company on the five trading days ending on the date proceeding the Conversion Date. There are monetary penalties to the Company if the Common Stock is not delivered to the holder with 5 days of receipt of a notice of conversion and receipt of the Preferred Stock to be converted. The Series 98-A must be converted no later than two years from March 6, 1998.

     The holder of the Series 98-A Preferred Stock is precluded from converting any portion which would cause the holder to be deemed to be the beneficial owner of 4.99% or more of the issued and outstanding Common Stock of the Company.

     The Series 98-C Preferred Stock is convertible, at the option of the holder thereof, at the earlier of: (i) the date a registration statement shall be declared effective by the SEC for the Common Stock underlying the Series 98-C; or (ii) 61 days from the Closing Date for each tranche purchased. Each share is convertible into the number of shares of Common Stock derived by dividing the conversion rate by the conversion price. The conversion rate is the liquidation preference of $1,000 per share of Series 98-C Preferred Stock and the dividend amount. The dividend amount is equal to the liquidation preference of $1,000 per share multiplied by 7% per annum, multiplied by the number of days since the Closing Date for each tranche purchased divided by 365 days. The conversion price is determined based on the date that the conversion notice is received ("Conversion Date") and shall equal the lesser of (a) the average closing bid price of the shares of the Common Stock over the five day trading period prior to the Closing Date, or (b) 75% of the average of the closing bid price of the shares of Common Stock of the Company on the five trading days ending on the date proceeding the Conversion Date. There are monetary penalties to the Company if the Common Stock is not delivered to the holder with 5 days of receipt of a notice of conversion and receipt of the Preferred Stock to be converted. The Series 98-C must be converted no later than two years from the respective Closing Dates.

     The holder of the Series 98-C Preferred Stock is precluded from converting any portion which would cause the holder to be deemed to be the beneficial owner of 4.99% or more of the issued and outstanding Common Stock of the Company, except where an event of default has occurred and remains uncured for ten business days.

     Each share of the Series 98-D Preferred Stock is convertible into 700 shares of Common Stock of the Company at the option of the holder, at any time after 15 days from October 30, 1998, for a period of two years from October 30, 1998. On the second anniversary from October 30, 1998, the Series 98-D Preferred Stock automatically converts into Common Stock.

Warrants

     As of September 30, 1998, the Company had outstanding warrants entitling the holders thereof to purchase approximately 5.0 million shares of Common Stock of the Company at exercise prices which range from $0.265 to $47.50 and with varying warrant expiration dates. The exercise price of the warrants is generally subject to adjustment in the event of stock splits, stock dividends and similar events. Some outstanding warrants expire only on the occurrence of certain conditions precedent, which are not dates certain. The warrants are not divided into any series or class, and there is currently no public market for any of the warrants which are outstanding as of the date hereof.

     The various warrant exercise prices were determined arbitrarily by the Company, and there is no assurance the price of the Common Stock will ever rise to a level where exercise of the warrants would be of economic value to any the warrant holders.

     The warrants do not confer upon the holders any voting or dividend rights or any other rights of a shareholder of the Company. The warrants may generally be exercised during the exercise period upon surrender of the warrant certificate at the offices of the Company, with a form of election to purchase generally shown on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price for the number of shares being purchased.

Registration Rights

     The Company will be able to issue shares of Common Stock upon exercise of all of the various warrants only if there is a then current prospectus relating to such Common Stock under an effective registration statement filed with the Commission or pursuant to an applicable exemption from such requirements, and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the states in which the various holders of the warrants reside. Common Stock underlying warrants issued in connection with the sale of the Series 97-E exchange offering and the Series 98-C Preferred Stock are being registered in this Registration Statement. See "Selling Security Holders." The warrants issued in connection with the Series 97-E exchange offering were issued with "piggyback" registration rights. The warrants with "piggyback" registration rights were all issued with an exercise price equal to the fair market value of the Common Stock or higher on the date of issue.

     In connection with the Series 98-C Preferred Stock, the Company is required to file a registration statement covering the common stock issuable upon conversion of the Series 98-C Preferred Stock within 30 days of the Closing Date of each tranche and to have the registration statement declared effective by the Commission within 90 days from the Closing Date of each tranche. Failure to either file the registration statement within 30 days of the Closing Date of each tranche or have it declared effective within 90 days from the Closing Date of each tranche will result in the Company paying liquidated damages in the amount of 1.5% of the principal amount of the securities sold for the first month, and 2% of the principal amount of the securities sold each month thereafter until the registration statement is either filed or declared effective. The liquidated damages cease to accrue upon the earlier of the effective date or the redemption date.

     In the event the registration statement is not declared effective prior to the 180th calendar day after the closing date of each tranche, the Company must redeem the Series 98-C Preferred Stock pursuant to the terms of the Certificate of Secretary and subject to compliance with Utah law. The Company is required to register 200% of the number of shares of common stock underlying the Series 98-C Preferred Stock calculated as if all of the registrable securities were converted five days prior to the filing of the registration statement.

Transfer Agent

     The Transfer Agent for the Company's Common Stock is Atlas Stock Transfer Corporation located at 5899 South State Street, Salt Lake City, UT 84107.


       DESCRIPTION OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION
                 AND BYLAWS WITH POSSIBLE ANTI-TAKEOVER EFFECT

     The Company's Articles of Incorporation and Bylaws contain several provisions that may make acquiring control of the Company by means of tender offer, over-the-market purchases, a proxy fight or otherwise more difficult. Set forth below is a description of certain provisions of the Company's Articles of Incorporation, as amended and the Bylaws.

Classified Board of Directors

     The Articles of Incorporation, as amended, divide the Board of Directors into three classes, with each class having a term of three years, and with each class expiring in successive years. Each such class is as near equal in number as possible. At each annual meeting of shareholders, directors are elected to succeed those directors whose terms have expired.

     The Company believes a classified Board of Directors will help to assure the continuity and stability of the Company's Board of Directors and its business strategies and policies. The classified Board of Directors provision should increase the likelihood in the event of a takeover of the Company that incumbent directors will retain their positions. In addition, the classified board provision will help ensure the Company's Board of Directors, if confrontedwith an unsolicited proposal from a third party that has acquired a block of the voting stock of the Company, will have sufficient time to review the proposal and appropriate alternatives and seek the best available result for all shareholders.

Special Meetings

     The Company's Articles of Incorporation as amended provide that no action shall be taken by shareholders except at an annual or special meeting of shareholders. The Company's Articles of Incorporation, as amended, provide that special meetings of shareholders of the Company may be called by the President or Chief Executive Officer, or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

Shareholders Nomination of Directors

     The Company's Articles of Incorporation and Bylaws, as amended, establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and the introduction of business. Only persons who are nominated by the Board of Directors, or by a shareholder who has given timely prior written notice to the Secretary of the Company prior to the meeting at which directors are to be elected shall be eligible for election as directors of the Company.

     Although the Company's Articles of Incorporation and Bylaws, as amended, do not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or any other business properly brought by the Company's shareholders before an annual or special meeting, the Articles of Incorporation as amended may have the effect of precluding certain methods of proposing a nomination for the election of a director or precluding a certain manner of conducting business at a particular meeting if the proper procedures are not followed, or may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors, or otherwise attempting to obtain control of the Company.

Certain Voting Requirements and Business Combinations

     Under certain circumstances, the Company's Articles of Incorporation as amended require the affirmative vote of 70% of the voting power of then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class to approve or authorize (a) any merger or consolidation of the Company or any subsidiary with any interested shareholder as defined in the Bylaws, or any other corporation which is or after such merger or consolidation would be an affiliate (as defined) of an interested shareholder; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any interested shareholder or any affiliate of any interested shareholder of any assets of the corporation or any subsidiary having an aggregate fair market value equal to or in excess of the lesser of Five Million Dollars ($5,000,000) or twenty (20%) percent of the gross assets of the Company; (c) the issuance or transfer by the Company or any subsidiary of any securities of the Company or any subsidiary to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities, or other property having an aggregate fair market value equal to or in excess of the lesser of $5,000,000 or 20% percent of the gross assets of the Company; (d) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an interested shareholder or any affiliate of any interested shareholder; (e) any reclassification of securities or recapitalization of the Company or any merger or consolidation of the Company with any of its subsidiaries or any other transaction which has the effect directly or indirectly of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any subsidiary which is directly or indirectly owned by any interested shareholder or any affiliate of any interested shareholder. The 70% vote requirement is not applicable to any business combination, as defined in the Bylaws, where such business combination is either approved by a majority of the disinterested directors, or certain price and procedure requirements are met.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fisher Thurber LLP, 4225 Executive Square, Suite 1600, La Jolla, California 92037-1483. David A. Fisher, a Partner of Fisher Thurber LLP, owns an option to purchase 10,000 shares of Common Stock at $2.00 per share, which was granted on May 14, 1997 in consideration of services rendered to the Company.


                                  EXPERTS

     The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, have been audited by J.H. Cohn LLP, independent public accountants, as set forth in their report thereon (which is unqualified and contains an explanatory paragraph with respect to the Company's ability to continue as a going concern) included therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the fiscal year ended December 31, 1996, have been audited by Ernst & Young LLP, independent public accountants, as set forth in their report thereon (which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern, as described in
Note 2 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm experts in accounting and auditing.

================================================================================
No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities other than the securities other than the securities to which it relates, or an offer or solicitation of an offer to buy any of the securities to which it relates, or an offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date hereof.

                               ------------------


                         TABLE OF CONTENTS
                                                       Page
Prospectus Summary                                       3
Summary Consolidated Financial Data                      5
Risk Factors                                             6
Selected Consolidated Financial Data                    12
Recent Developments                                     13
Use of Proceeds                                         13
Selling Security Holders                                16
Plan of Distribution                                    23
Description of Securities                               24
Description of Certain Provisions of Articles of
     Incorporation and Bylaws with Possible
     Anti-Takeover Effects                              33
Legal Matters                                           35
Experts                                                 35


                                ----------------





                               SGI International


                                   13,405,570
                                 --------------
                             Shares of Common Stock





                                 --------------
                                   PROSPECTUS
                                 --------------





                              _____________, 1999

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

     SEC Filing Fee                      $ 1,304
     Blue Sky Fees and Expenses           12,000
     Printing and Engraving Expenses       5,000
     Accounting Fees and Expenses          7,000
     Legal Fees and Expenses              10,000
     Miscellaneous                         5,000
                                        ---------
          Total (Estimated)              $40,304
                                        =========


Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Company's Bylaws, and in accordance with Section 16-10a-901 et seq. of the Utah Revised Business Corporation Act ("Utah Corporation Act"), the Company shall indemnify any person who was or is a party or is threatened to made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as an officer or director or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses reasonably incurred by him or imposed on him in the connection with or resulting from the defense of such action, suit or other proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, or with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his conduct was unlawful.

     The Company's Bylaws provide the Company shall pay for expenses incurred defending a civil or criminal action, suit or proceeding against a director or officer of the Company, and shall be paid in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director, that he shall repay the amount advanced, if it is ultimately determined he is not entitled to be indemnified by the Company. The Board of Directors shall approve such undertaking, but shall be liberal with respect to the requirements for the undertaking, to promote the beneficial and remedial purposes of protecting those persons who serve as directors and officers. The Company's Bylaws also provide the Company may purchase and maintain insurance on behalf of any person who is or was a director or officer, or employee of the Company, or is or was serving at the request of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the provisions of the Bylaws.

     Section 16-10a-901 et seq. of the Utah Corporation Act provides for the indemnification of officers, directors and agents of the Company against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations. The Company currently maintains officer and director liability insurance with policy limits of $2,000,000.

     Pursuant to authorization provided under the Bylaws and the Utah Corporation Act, the Company has entered into indemnification agreements with each of its directors and officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Utah law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. The individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification. The Company's Bylaws contain a provision of similar effect relating to advancement or expenses to a director or officer, subject to an undertaking to repay if it is ultimately determined that indemnification is unavailable.


Item 16. EXHIBITS

Exhibit
Number    Description

3.1       Certificate of Secretary re: Designation of Series 96-B Preferred Stock.(1)

3.2       Amended Certificate of Secretary re: Designation of Series 97-B Preferred Stock.(1)

3.3       Certificate of Secretary re: Designation of Series 97-C Preferred Stock.(1)

3.4       Certificate of Secretary re: Designation of Series 97-D Preferred Stock.(1)

3.5       Amended Certificate of Secretary re: Designation of Series 97-D Preferred Stock.(1)

3.6       Form of Debenture for Series 97-E.(1)

3.7       Form of Warrant for Series 97-E.(1)

3.8       Certificate of Secretary re: Designation of Series 97-F Preferred Stock.(1)

3.9       Amended Certificate of Secretary re: Designation of Series 97-G Preferred Stock.(1)

3.10      Certificate of Secretary re: Designation of Series 98-A Preferred Stock.(1)

3.11      Certificate of Secretary re: Designation of Series 98-C Preferred Stock.(3)

4.1       Form of Common Stock certificate.(1)

4.2       Form of Warrant Certificate re: Existing Warrants.(1)

4.3       Form of Stock Purchase Warrant re: Series 97-B, 97-D and 97-F Preferred Stock.(1)

4.4       Form of Stock Purchase Warrant re: Series 97-G Preferred Stock.(1)

4.5       Form of Stock Purchase Warrant re: Series 98-C Preferred Stock.(3)

4.6       Series 97-D Preferred Stock Purchase Agreement dated August 12, 1997, between the Registrant and the holders thereof.(1)

4.7       Amended Series 97-D Preferred Stock Purchase Agreement dated April 1, 1998, between the Registrant and the holders thereof.(1)

                                      II-2

4.8       Registration Rights Agreement re: Series 97-D Preferred Stock dated August 12, 1997, between the Registrant and the holders thereof.(1)

4.9       Amended Registration Rights Agreement re: Series 97-D Preferred Stock, dated April 1, 1998, between the Registrant and the holders thereof.(1)

4.10      Agreement and General Release re: Series 97-D Preferred Stock, dated April 1, 1998, between the Registrant and the holders thereof.(1)

4.11      Series 97-F 8% Convertible Preferred Stock Subscription Agreement dated November 6, 1997, between the Registrant and the holders thereof.(1)

4.12      Registration Rights Agreement re: Series 97-F Preferred Stock dated November 6, 1997, between the Registrant and the holders thereof.(1)

4.13      Series 97-G 8% Convertible Preferred Stock Subscription Agreement dated January 8, 1998, between the Registrant and the holders thereof.(1)

4.14      Registration Rights Agreement re: Series 97-G Preferred Stock dated January 8, 1998, between the Registrant and the holders thereof.(1)

4.15      Series 97-G 8% Convertible Preferred Stock Subscription Agreement between Registrant and Dominion Capital dated January 8, 1998.(1)

4.16      Form Registration Rights Agreement re: Series 97-G Preferred Stock dated January 8, 1998, between the Registrant and the holders thereof.(1)

4.17      Agreement between the Registrant and AEM dated December 11, 1997.(1)

4.18      Agreement between the Registrant and The Taxin Network dated April 22, 1997.(1)

4.19      Series 98-A Convertible Preferred Stock Subscription Agreement dated March 6, 1998, between the Registrant and the holders thereof.(1)

4.20      Registration Rights Agreement re: Series 98-A Preferred Stock dated March 6, 1998, between Registrant and the holders thereof.(1)

4.21      Form of Series 98-C Convertible Preferred Stock Subscription Agreement dated November 4, 1998 between Registrant and the holders thereof.(3)

4.22      Form of Registration Rights Agreement re: Series 98-C Preferred Stock dated November 2, 1998 between Registrant and the holders thereof.(3)

4.23      LFC Joint Venture Formation Agreement dated January 14, 1999, between Registrant and MLF Corporation. (2)

4.24      Amended Operating Agreement dated January 14, 1999, between Registrant and MLFC Corporation. (2)

4.25      Amended License Agreement dated January 14, 1999, between Registrant and LFC Technologies. (2)

4.26      Amended and Restated Services Agreement dated January 14, 1999, between Registrant and MLFC Corporation and LFC
          Technologies, LLC. (2)

4.27      Security Agreement dated January 14, 1999, between Registrant and MLFC Corporation. (2)

5.1       Opinion of Fisher Thurber LLP regarding the legality of the securities being registered.(2)

                                   II-3

13.1      Annual or Quarterly Report to Shareholders.(3)(4)

23.1      Consent of Ernst & Young LLP, independent public accountants.(2)

23.2      Consent of J.H. Cohn LLP, independent public accountants.(2)

23.3      Consent of Fisher Thurber LLP (included in Exhibit 5.1).

24.1      Power of attorney (see pg. II- 5).


---------------------------

(1) Incorporated by reference to the Company's Registration Statement on Form S-2 as declared effective July 22, 1998.
(2) Filed herewith.
(3) Incorporated by reference to the Company's Form 10-Q for the period ended September 30, 1997.
(4) Incorporated by reference to the Company's Form 10-K for the year ended December 31, 1997.


Item 17. UNDERTAKINGS

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any additional or changed material information on the plan of distribution.

     (2) That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes:

     (1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly authorized and caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 4, 1999.

SGI International


By: /s/ JOSEPH A. SAVOCA
   ------------------------------------------
   Joseph A. Savoca, Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Savoca as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes may lawfully do or cause to be done by virtue hereof.



Signatures


/s/ JOSEPH A. SAVOCA                                   ERNEST P. ESZTERGAR
Joseph A. Savoca                                       Ernest P. Esztergar
Chief Executive Officer, Chief Financial               Director
Officer and Director                                   February 4, 1999
February 4, 1999



WILLIAM A. KERR                                        WILLIAM R. HARRIS
William A. Kerr                                        William R. Harris
Director                                               Director
February 4, 1999                                       February 4, 1999




BERNARD V. BAUS                                        NORMAN GRANT
Bernard V. Baus                                        Norman Grant
Director                                               Director
February 4, 1999                                       February 4, 1999




JAMES W. MAHLER                                        MICHAEL L. ROSE
James W. Mahler                                        Michael L. Rose
Executive Vice President and Director                  President and Director
February 4, 1999                                       February 4, 1999